Exhibit 99.1

GLYCOMIMETICS APPOINTS BOSTON BIOMEDICAL CEO

PATRICIA S. ANDREWS TO ITS BOARD OF DIRECTORS

ROCKVILLE, MD, June 12, 2017 –  GlycoMimetics, Inc. (NASDAQ: GLYC) announced today the appointment of Patricia S. Andrews, chief executive officer and director of Boston Biomedical, Inc., to its Board of Directors.

“It’s an asset to our Board and GlycoMimetics as a whole to be able to leverage Pat’s commercial experience in oncology," said Rachel King, CEO of GlycoMimetics. "Her track record of leadership in transitioning companies to the commercial stage will be particularly helpful to us as we continue to advance our pipeline.”

Ms. Andrews was named CEO of Boston Biomedical in April 2017. She joined the company in 2013 and was most recently its Executive Vice President and Chief Operating Officer, where she prepared for launching the company’s first product, and guided the company’s pipeline development. Previously, she was Executive Vice President and Chief Commercial Officer at Incyte Corporation (NASDAQ: INCY), leading commercial operations for that company’s launch of first-in-class, first-in-disease oncology product Jakafi®. Before that, she served in leadership positions at Pfizer, Inc., where her final role was Vice President and General Manager of the U.S. Oncology Business Unit, and at Marine Midland/HSBC, where she was Vice President in corporate finance. Ms. Andrews received her M.B.A. from the University of Michigan and her B.A. from Brown University.

"I'm honored to serve on the Board of Directors of GlycoMimetics, which has impressed me with its management team and promising pipeline of treatments targeting some of today’s most serious medical challenges in oncology," said Ms. Andrews. "I believe these clinical assets have potential in areas of high unmet need, and I look forward to helping the company rapidly progress its drug candidates towards commercialization."

Ms. Andrews was introduced to GlycoMimetics through an initiative sponsored by LifeSci Advisors for the placement of women on boards of directors in the life sciences industry. “On behalf of the GlycoMimetics management and Board, I’d like to thank LifeSci Advisors for its Board Placement Initiative, which assisted in helping to identify several outstanding director candidates, including Pat,” Ms. King added.

About GlycoMimetics, Inc.

GlycoMimetics is a clinical-stage biotechnology company focused on cancer and sickle cell disease. GlycoMimetics’ most advanced drug candidate, rivipansel, a pan-selectin antagonist, is being developed for the treatment of vaso-occlusive crisis in sickle cell disease and is being evaluated in a Phase 3 clinical trial being conducted by its strategic collaborator, Pfizer. GlycoMimetics' wholly-owned drug candidate, GMI-1271, an E-selectin antagonist, is being evaluated in an ongoing Phase

1/2 clinical trial as a potential treatment for AML and in a Phase 1 clinical trial in multiple myeloma. The U.S. FDA recently granted GMI-1271 Breakthrough Therapy designation for treatment of adult AML patients with relapsed/refractory disease. GlycoMimetics has also recently initiated a clinical trial with a third drug candidate, GMI-1359, a combined CXCR4 and E-selectin antagonist. GlycoMimetics is located in Rockville, MD in the BioHealth Capital Region. Learn more at www.glycomimetics.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding GlycoMimetics' planned activities with respect to the clinical development and potential commercialization of its product pipeline. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the outcomes of planned and ongoing clinical trials, expectations for regulatory approvals and other factors discussed in the "Risk Factors" section of GlycoMimetics' Annual Report on Form 10-K that was filed with the U.S. Securities and Exchange Commission on March 1, 2017, and other filings GlycoMimetics makes with the Securities and Exchange Commission from time to time. In addition, the forward-looking statements included in this press release represent GlycoMimetics' views as of the date hereof. GlycoMimetics anticipates that subsequent events and developments may cause its views to change. However, while GlycoMimetics may elect to update these forward-looking statements at some point in the future, GlycoMimetics specifically disclaims any obligation to do so, except as may be required by law. These forward-looking statements should not be relied upon as representing GlycoMimetics' views as of any date subsequent to the date hereof.

Source: GlycoMimetics, Inc.

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